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                                                                     Exhibit 8.1


               [Form of Tax Opinion of Shook, Hardy & Bacon P.C.]

                                 April __, 1995


Doskocil Companies Incorporated
2601 Northwest Expressway
Suite 1000W
Oklahoma City, OK  73112

ATTN:  R. Randolph Devening, President

          RE:  MERGER OF DOSKOCIL COMPANIES INCORPORATED INTO ITS
               WHOLLY-OWNED SUBSIDIARY, NEW DOSKOCIL

Gentlemen:

          We have acted as special counsel to Doskocil Companies Incorporated, a Delaware corporation ("Doskocil"), in connection with the transaction contemplated by the Merger Agreement (the "Merger Agreement") dated as of _________________, 1995 between Doskocil and its wholly-owned subsidiary, New Doskocil Incorporated ("New Doskocil"), a Delaware corporation, pursuant to which Doskocil is being merged into New Doskocil, which will be the surviving corporation (the "Merger"). At the Effective Time of the Merger, each share of New Doskocil common stock theretofore issued and outstanding and held by Doskocil shall be retired and cancelled and shall cease to exist without the payment of any consideration therefore. Each share of Doskocil common stock issued and outstanding and each right to receive one issued and outstanding share of Doskocil common stock shall be automatically converted, by reason of the Merger and without any action on the part of the holders thereof, into the right to receive one fully paid and non-assessable share of New Doskocil common stock; the shares of Doskocil shall cease to exist as such and shall exist only as the right to receive shares of new Doskocil common stock. This opinion is being furnished pursuant to Section 5.1(c) of the Merger Agreement and all capitalized terms herein, unless otherwise specified, have the meanings assigned thereto in the Merger Agreement.

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          In connection with our opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, an agreement among the Doskocil stockholders and such other documents as we have deemed necessary or appropriate for the opinions set forth below. In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such later documents. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon the foregoing documents and statements and representations of officers and other representations of Doskocil, including certain written representations by the management of Doskocil annexed hereto.

          In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, pertinent judicial authorities, interpretative rulings of the Internal Revenue Service (the "Service"), and such other authorities as we have considered relevant.

          Based solely upon the foregoing and upon the assumptions set forth herein, and subject to the caveats set forth below, we are of the opinion that under present law, for federal income tax purposes, (i) the Merger will be treated as a tax-free reorganization under Section 368(a) of the Code; (ii) Doskocil and New Doskocil each will be a party to the reorganization within the meaning of Section 368(b) of the Code; (iii) no gain or loss will be recognized by the Doskocil stockholders on the receipt of New Doskocil shares at the Effective Time of the Merger in exchange for shares of Doskocil common stock or the right to receive shares of Doskocil common stock; (iv) the tax basis of shares in New Doskocil received in the Merger will equal the tax basis of the shares or right to receive shares in Doskocil exchanged therefor; and (v) provided that the shares or right to receive shares of Doskocil are held as capital assets at the time of the Merger, the holding period of the shares of New Doskocil received in the Merger will include the holding period of the shares or right to receive shares of Doskocil exchanged therefor.

          Except as set forth above, we express no other opinion as to the tax consequences, whether federal, state, local or foreign, of the Merger. We hereby consent to the reference to the undersigned under the heading "Proposal
II. The Merger - Federal Income Tax Consequences" in the Proxy Statement/Prospectus included in the registration statement related to the Merger (the "Registration Statement"), and in all amendments thereto, and to

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the filing of this opinion by New Doskocil as Exhibit 8.1 to the Registration
Statement. We are furnishing this opinion to you solely in connection with the Merger and this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose.

                                        Very truly yours,